Exhibit 10.18

KADANT INC.

FORM OF FIRST AMENDMENT TO

DIRECTOR RESTRICTED STOCK UNITS

Preamble. This amendment is effective as of December 9, 2008 with respect to the Director Restricted Stock Unit Award Agreement granted to the Recipient named below on the date specified (the “Agreement”). This amendment is made by Kadant Inc. (the “Company”) pursuant to the unilateral rights reserved under Section 7 of the Agreement to amend the Agreement to comply with Section 409A of the U.S. Internal Revenue Code.

Recipient:

RSU Award Agreement dated:

1.    The last sentence of Section 3 is hereby deleted and replaced in its entirety with the following sentence (revised language appears in bold face):

“As soon as administratively practicable after the Vesting Date, but in any event within the period ending on the later to occur of the date that is 2 1/2 months from the end of the (i) Recipient’s tax year that includes the Vesting Date, or (ii) the Company’s fiscal year that includes the Vesting Date, the Company shall cause its transfer agent to issue and deliver the Award Shares in the name of the Recipient, subject to payment of all applicable withholding taxes pursuant to Section 6 below.”

2.    Section 4(c) is hereby amended by adding the following sentence at the end of the paragraph:

“A date that a Change in Control occurs shall be a Vesting Date and the delivery requirements of Section 3 shall apply.”

3.    The first sentence of Section 7 shall be amended by deleting the words “an elective” immediately prior to the words “deferral of compensation” and substituting the word “any” in replacement thereof, so that the first sentence shall read in its entirety as follows:

“Neither the Plan nor this Award Agreement is intended to provide for any deferral of compensation that would be subject to Section 409A (“Section 409A”) of the U.S. Internal Revenue Code of 1986, as amended.”

4.    The last sentence of Section 7 shall be deleted and replaced in its entirety with the following sentence (revised language appears in bold face):

“Notwithstanding the provisions of Section 12(i), the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that all awards (including, without limitation the RSUs) are either exempt from or compliant with the requirements of Section 409A.”

IN WITNESS WHEREOF, the undersigned has signed this First Amendment effective as of the 9th day of December, 2008, by order of the Board of Directors of Kadant Inc.

KADANT INC.

By:
William A. Rainville
Chairman and Chief Executive Officer